Exhibit 99.1

AVIS BUDGET GROUP ANNOUNCES

CHIEF FINANCIAL OFFICER TRANSITION

PARSIPPANY, N.J., August 13, 2020 — Avis Budget Group, Inc. (NASDAQ: CAR) today announced that John F. North III will transition from Chief Financial Officer to pursue other interests. Brian Choi will assume the role of Chief Financial Officer on August 24, 2020. As part of the transition, Mr. Choi will resign from the Avis Budget Group Board of Directors and will also no longer have any affiliation with SRS Investment Management. Mr. North will remain with Avis Budget Group as an advisor through the end of the year to help facilitate a smooth transition.

Joe Ferraro, Chief Executive Officer of Avis Budget Group, said, “I want to thank John for his leadership and dedicated service to Avis Budget. John has been a tremendous asset to the Company, particularly in recent months, when he has played a key role in delivering on the operational and financial strategies critical in helping navigate the Company through the most challenged time in its history. We are pleased that we will continue to benefit from John’s insights and expertise in his new role as an advisor and wish him well in his future endeavors.”

“It has been an intense, yet gratifying experience for me at Avis Budget Group, and I am proud of what we have accomplished amid unprecedented challenges,” said Mr. North. “As we work through the transition, I am confident the Company is well positioned and financially structured to emerge from the pandemic on solid footing. I look forward to working with Joe, Brian and the rest of the management team as we continue to build on our momentum.”

Mr. Choi is a highly experienced finance executive with deep analytical, business development and financial acumen in the car rental business. He has served on the Avis Budget Group Board of Directors since January 2016 and as a partner at SRS Investment Management, LLC since 2008. Earlier in his career, he worked in the Leveraged Finance Group at Lehman Brothers.

Mr. Ferraro continued, “We are delighted to have Brian join our senior management team. He brings intimate familiarity with our organization and strategy as a member of our Board, and I am confident his deep financial management experience will serve us well. He will be a great asset as we continue to reshape our Company for a post-pandemic world.”

With Mr. Choi’s resignation, the Avis Budget Board will be reduced from seven to six members and the cooperation agreement with SRS Management has been amended accordingly.

About Avis Budget Group

Avis Budget Group, Inc. is a leading global provider of mobility solutions, both through its Avis and Budget brands, which have more than 11,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with more than one million members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australasia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group is headquartered in Parsippany, N.J.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to our future results, the impact of the coronavirus and the timing of and extent to which the travel industry will reopen, are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the severity and duration of the COVID-19 outbreak and related travel restrictions, the ability or desire of people to travel due to travel restrictions and stay-at-home and other similar orders, the possibility of future waves of coronavirus infections and the other factors described in the “Risk Factors” and “Forward-Looking Statements” sections of Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the three months ended June 30, 2020. Accordingly, actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts

Investor Contact:

David Calabria

IR@avisbudget.com

Media Contact:

Sard Verbinnen & Co.

David Millar/Tori Goodell

(212) 687-8080